Exhibit 99.1

DeVry Inc. Previews Fourth-Quarter 2012 Results

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--July 23, 2012--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced that it anticipates reporting revenue for its fiscal fourth quarter ending June 30, 2012, between $500 million and $510 million. Total operating costs and expenses in the quarter are anticipated to be between $465 million and $475 million, which is expected to produce earnings per share in the range of $0.43 to $0.46, before discrete items.

Recent factors impacting management’s expectations for the fourth quarter include:

  A shortfall in revenue from the increased use of scholarships awarded to students in DeVry University’s May and July classes; student enrollments in the quarter were in line with DeVry University’s expectations
  Higher than anticipated operating costs in the fourth quarter including increased spending on inquiry generation and instructional costs
  An accrual resulting from a now-resolved servicing issue related to DeVry University’s administration of its Federal Perkins loan program

DeVry also anticipates reporting the following discrete items in the fourth quarter:

  A non-cash pre-tax impairment charge of approximately $19 million for Advanced Academics (after tax of approximately $18 million or approximately $0.28 per share)
  A pre-tax restructuring charge of approximately $7 million related to workforce reductions (after tax approximately $4 million or approximately $0.07 per share)

“While we are disappointed with this quarter’s results, we are optimistic about mid- and long- term growth in higher education,” said Daniel Hamburger, DeVry’s president and chief executive officer. “We are executing a plan to improve DeVry’s near term performance. The most important elements of the plan are to align our cost structure with our enrollment levels, to regain enrollment growth, and to make targeted investments to drive future growth.”

New enrollments for the summer term at DeVry University are expected to decrease approximately 15 to 17 percent compared to last year’s term – a sequential improvement compared to a decline of nearly 20 percent in the spring term. Carrington Colleges Group is also expected to experience a slowing rate of decline in new enrollments for the three month period ending June 30, with new students decreasing between 19 and 21 percent versus a decline of nearly 31 percent reported in the spring.

In response to continued softness in enrollment, DeVry is eliminating approximately 570 positions across its institutions, inclusive of both the fourth quarter of fiscal 2012 and the first quarter of fiscal 2013. DeVry will continue to execute on its cost reduction program and remains committed to achieving at least $50 million of cost savings in fiscal 2013, primarily at DeVry University and Carrington Colleges Group. Total operating costs and expenses at these institutions are expected to be down in the first quarter of fiscal 2013 both on a year over year and sequential basis and down for the full year. Total first quarter DeVry operating costs and expenses are expected to be down slightly on a sequential basis, even as growth investments continue at DeVry’s healthcare and international institutions.

During the fourth quarter, revenue at Advanced Academics was significantly below management’s expectations. DeVry has updated its near- and long- term projections, which resulted in a lower estimated fair market value for Advanced Academics. This lower valuation is expected to result in a non-cash pre-tax impairment charge of approximately $19 million.

The revenue, cost and enrollment estimates provided are preliminary and unaudited. DeVry will report results for its fiscal 2012 fourth-quarter and full-year and summer enrollment on August 9, 2012, at 3:30 p.m. CDT (4:30 p.m. EDT). The conference call will be led by Daniel Hamburger, president and chief executive officer, Tim Wiggins, chief financial officer, and Pat Unzicker, vice president of finance. For those wishing to participate by telephone, dial 866-770-7125 (domestic) or 617-213-8066 (international). Use passcode 78019365 or say “DeVry Call”. DeVry Inc. will also broadcast the conference call live via the Internet. Interested parties may access the webcast through the Investor Relations section of the company's website, or http://www.media-server.com/m/p/32q7ii96. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The company will archive a telephone replay of the call until August 16, 11:59 p.m. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 39989649. To access the webcast replay, please visit the company's website, or http://www.media-server.com/m/p/32q7ii96.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry's most recent Annual Report on Form 10-K for the year ending June 30, 2011 and filed with the Securities and Exchange Commission on August 26, 2011, and quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2011, December 31, 2011 and March 31, 2012 and filed with the Securities and Exchange Commission on November 4, 2011, February 6, 2012 and May 3, 2012, respectively.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.edu
(630) 353-3800
or
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717